     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 5, 2002
                                            REGISTRATION STATEMENT NO. 333-46988
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------
                         POST EFFECTIVE AMENDMENT NO. 1
                                  TO FORM S-2
                                  ON FORM S-3
                                ---------------

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                         ------------------------------
                             CAMBRIDGE HEART, INC.

             (Exact name of registrant as specified in its charter)
                         ------------------------------

                         DELAWARE                                                    13-3679946
              (State or other jurisdiction of                           (I.R.S. Employer Identification No.)
              incorporation or organization)

                                1 OAK PARK DRIVE
                          BEDFORD, MASSACHUSETTS 01730
                                 (781) 271-1200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                              DAVID A. CHAZANOVITZ
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             CAMBRIDGE HEART, INC.
                                1 OAK PARK DRIVE
                          BEDFORD, MASSACHUSETTS 01730
                                 (781) 271-1200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:
                             JOHN A. BURGESS, ESQ.
                               HALE AND DORR LLP
                                60 STATE STREET
                          BOSTON, MASSACHUSETTS 02109
                           TELEPHONE: (617) 526-6000
                            TELECOPY: (617) 526-5000
                         ------------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                         ------------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering. / / 333-      .

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. / / 333-      .

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

    The Registration Fee was previously calculated and paid in connection with the initial filing of this Registration Statement on September 29, 2000.
                         ------------------------------

    THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), SHALL DETERMINE.

                                EXPLANATORY NOTE

    THIS POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-3 AMENDS REGISTRATION STATEMENT NO. 333-46988, WHICH WAS PREVIOUSLY FILED BY CAMBRIDGE HEART, INC. (THE "REGISTRANT") ON FORM S-2 (THE "ORIGINAL REGISTRATION STATEMENT"). THE ORIGINAL REGISTRATION STATEMENT, AS AMENDED BY THIS POST-EFFECTIVE AMENDMENT
NO. 1, IS REFERRED TO HEREIN AS THE "REGISTRATION STATEMENT." THE ORIGINAL REGISTRATION STATEMENT REGISTERED FOR RESALE 3,268,250 SHARES OF COMMON STOCK (INCLUDING 860,400 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF COMMON STOCK PURCHASE WARRANTS) PREVIOUSLY ISSUED BY THE REGISTRANT IN CONNECTION WITH A PRIVATE PLACEMENT OF ITS COMMON STOCK, AND THE APPLICABLE FILING FEE WAS PAID.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED APRIL 5, 2002
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS NAMED IN THIS PROSPECTUS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING STOCKHOLDERS NAMED IN THIS PROSPECTUS ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                   PROSPECTUS

                             CAMBRIDGE HEART, INC.

                        1,595,130 SHARES OF COMMON STOCK

                                ---------------

    This prospectus relates to resales of shares of common stock previously issued by Cambridge Heart, Inc. in a private placement of our common stock and shares of commons stock issuable upon exercise of warrants to purchase our common stock which were issued in the private placement.

    We will not receive any proceeds from the sale of the shares.

    The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

    Our common stock is traded on the Nasdaq National Market under the symbol "CAMH." On April 4, 2002, the closing sale price of the common stock on Nasdaq was $1.55 per share. You are urged to obtain current market quotations for the common stock.

    INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this prospectus is               , 2002.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Prospectus Summary..........................................      3

The Offering................................................      3

Risk Factors................................................      4

Special Note Regarding Forward-Looking Information..........      9

Use Of Proceeds.............................................      9

Selling Stockholders........................................     10

Description Of Capital Stock................................     12

Plan Of Distribution........................................     16

Legal Matters...............................................     17

Experts.....................................................     17

Where You Can Find More Information.........................     17

Incorporation Of Certain Documents By Reference.............     18

    Cambridge Heart, Inc.'s executive offices are located at 1 Oak Park Drive, Bedford, MA 01730, our telephone number is (781) 271-1200 and our Internet address is www.cambridgeheart.com. The information on our Internet website is not incorporated by reference in this prospectus. Unless the context otherwise requires references in this prospectus to "Cambridge Heart," "we," "us," and "our" refer to Cambridge Heart, Inc.

    Heartwave, CH 2000 and Microvolt T-Wave Alternans are trademarks of Cambridge Heart. All other trademarks and service marks are the property of their respective owners.

    We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS IMPORTANT FEATURES OF THIS OFFERING AND THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE RISKS OF INVESTING IN OUR COMMON STOCK DISCUSSED UNDER "RISK FACTORS."

                             CAMBRIDGE HEART, INC.

    We are engaged in the research, development and commercialization of products for the non-invasive diagnosis of cardiac disease. Using innovative technologies, we are addressing such key problems in cardiac diagnosis as the identification of those at risk of sudden cardiac arrest, and the early detection of coronary artery disease. Our products incorporate our proprietary technology, Microvolt T-Wave Alternans, and are the only diagnostic tools cleared by the U.S. Food and Drug Administration to non-invasively measure Microvolt levels of T-Wave Alternans, an extremely subtle beat-to-beat fluctuation in a patient's heartbeat. The use of our products and technology in the performance of a Microvolt T-Wave Alternans Test can detect these tiny heartbeat variations, measured at one millionth of a volt, in patients whose heart rate has been elevated by exercise, pharmacologic agents and pacing through the use of our proprietary sensors which are placed on the patient's chest. Published clinical data in a broad range of patients has shown that patients with symptoms of or at risk of life threatening arrhythmias who test positive for Microvolt T-Wave Alternans are at increased risk for subsequent sudden cardiac events including sudden death. This data has consistently shown that our Microvolt T-Wave Alternans technology is the only non-invasive test comparable or superior to electrophysiology study in the prediction of sudden death. Sudden cardiac arrest accounts for approximately one-third of all cardiac deaths due to heart attack, or about 300,000, in the United States each year, and is the leading cause of death in people between the ages of 45 and 65.

    All of our products, including our CH 2000, Heartwave and Micro-V Alternans Sensors, have received 510(k) clearance from the FDA for sale in the United States and all have received the CE mark for sale in Europe. Our CH 2000 and Micro-V Alternans Sensors have been approved for sale by the Ministry of Health in Japan. Our 510(k) clearance includes the claim that our products can measure Microvolt T-Wave Alternans, and the presence of Microvolt T-Wave Alternans in patients with known, suspected or at risk of ventricular tachyarrhythmia predicts increased risk of ventricular tachyarrhythmia or sudden death.

    Cambridge Heart was incorporated in Delaware in 1990. Our executive offices are located at 1 Oak Park Drive, Bedford, Massachusetts 01730.

                                  THE OFFERING

Common Stock offered by selling                1,595,130 shares
  stockholders...............................

Use of proceeds..............................  Cambridge Heart will not receive any proceeds from the sale of shares in this offering

Nasdaq National Market symbol................  CAMH

                                  RISK FACTORS

    INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE PURCHASING OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS AND UNCERTAINTIES MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD FALL, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

                        RISKS RELATED TO OUR OPERATIONS

    WE HAVE A HISTORY OF NET LOSSES, WE EXPECT TO CONTINUE TO INCUR NET LOSSES AND MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY

    We are engaged primarily in the commercialization, manufacture, research and development of products for the non-invasive diagnosis of heart disease. We have incurred substantial and increasing net losses through December 31, 2001. We may never generate substantial revenues or achieve profitability on a quarterly or annual basis. We expect that our selling, general and administrative expenses will increase significantly in connection with the expansion of our sales and marketing activities. Revenues generated from the sale of our products will depend upon numerous factors, including:

    - the extent to which our products gain market acceptance;

    - varying pricing promotions and volume discounts to customers;

    - competition; and

    - the availability and amount of third-party reimbursement.

    WE HAVE NOT BEEN ABLE TO FUND OUR OPERATIONS FROM CASH GENERATED BY OUR BUSINESS, AND IF WE CANNOT MEET OUR FUTURE CAPITAL REQUIREMENTS, WE MAY NOT BE ABLE TO DEVELOP OR ENHANCE OUR TECHNOLOGY, TAKE ADVANTAGE OF BUSINESS OPPORTUNITIES AND RESPOND TO COMPETITIVE PRESSURES

    We have principally financed our operations over the past two years through the private placement of shares of our common stock. If we do not generate sufficient cash from our business to fund operations, or if we cannot obtain additional capital through equity or debt financings, we will be unable to grow as planned and may not be able to take advantage of business opportunities, develop new technology or respond to competitive pressures. This could limit our growth and have a material adverse effect on the market price of our common stock. Any additional financing we may need in the future may not be available on terms favorable to us, if at all. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of Cambridge Heart by our stockholders would be reduced and the securities issued could have rights, preferences and privileges more favorable than those of our current stockholders.

    WE DEPEND EXCLUSIVELY ON THIRD PARTIES TO SUPPORT THE COMMERCIALIZATION OF OUR PRODUCTS INTERNATIONALLY.

    We market our products internationally through independent distributors. These distributors also distribute competing products under certain circumstances. The loss of a significant international distributor could have a material adverse effect on our business if a new distributor, sales representative or other suitable sales organization could not be found on a timely basis in the relevant geographic market. To the extent that we rely on sales in certain territories through distributors, any revenues we receive in those territories will depend upon the efforts of our distributors. Furthermore, we cannot be sure that a distributor will market our products successfully or that the terms of any future distribution arrangements will be acceptable to us.

    WE DEPEND ON OUR MICROVOLT T-WAVE ALTERNANS TECHNOLOGY FOR A SIGNIFICANT PORTION OF OUR REVENUES AND IF IT DOES NOT ACHIEVE BROAD MARKET ACCEPTANCE, OUR REVENUES COULD DECLINE

    We believe that our future success will depend, in large part, upon the successful commercialization and market acceptance of our Microvolt T-Wave Alternans technology. Market acceptance will depend upon our ability to demonstrate the diagnostic advantages and cost-effectiveness of this technology. The failure of our Microvolt T-Wave Alternans technology to achieve broad market acceptance, the failure of the market for our products to grow or to grow at the rate we anticipate, or a decline in the price of our products would reduce our revenues. This could have a material adverse effect on the market price of our common stock. We can give no assurance that we will be able to successfully commercialize or achieve market acceptance of our Microvolt T-Wave Alternans technology or that our competitors will not develop competing technologies that are superior to our technology.

    THE RESULTS OF FUTURE CLINICAL STUDIES MAY NOT SUPPORT THE USEFULNESS OF OUR TECHNOLOGY

    We have sponsored and are continuing to sponsor clinical studies relating to our Microvolt T-Wave Alternans technology and Micro-V Alternans Sensors to more firmly establish the predictive value of such technology. Although studies on high risk patients to date have indicated that the measurement of Microvolt T-Wave Alternans to predict the vulnerability to ventricular arrhythmia is comparable to electrophysiology testing, we do not know whether the results of such studies, particularly studies involving patients who are not at high risk, will continue to be favorable. Any clinical studies or trials which fail to demonstrate that the measurement of Microvolt T-Wave Alternans is at least comparable in accuracy to alternative diagnostic tests, or which otherwise call into question the cost-effectiveness, efficacy or safety of our technology, would have a material adverse effect on our business, financial condition and results of operations.

    WE MAY HAVE DIFFICULTY RESPONDING TO CHANGING TECHNOLOGY

    The medical device market is characterized by rapidly advancing technology. Our future success will depend, in large part, upon our ability to anticipate and keep pace with advancing technology and competitive innovations. However, we may not be successful in identifying, developing and marketing new products or enhancing our existing products. In addition, we can give no assurance that new products or alternative diagnostic techniques may be developed that will render our current or planned products obsolete or inferior. Rapid technological development by competitors may result in our products becoming obsolete before we recover a significant portion of the research, development and commercialization expenses incurred with respect to such products.

    WE DEPEND HEAVILY ON A THIRD PARTY, TO SUPPORT THE COMMERCIALIZATION OF OUR CH 2000 STRESS TEST SYSTEM.

    We rely solely on a single third party to commercialize our CH 2000 stress test system in the United States. Third parties may not perform their obligations as expected. The amount and timing of resources that third parties devote to commercializing our products may not be within our control. The third parties on which we rely may not be able to recruit and retain skilled sales representatives. Furthermore, our interests may differ from those of third parties that commercialize our products. Disagreements that may arise with third parties could limit the commercialization of our products, or result in litigation or arbitration, which would be time-consuming, distracting and expensive. If any third party that supports the commercialization of our products breaches or terminates its agreement with us, or fails to conduct its activities in a timely manner, such breach, termination or failure could:

    - limit the continued commercialization of our CH 2000 product,

    - require us to undertake unforeseen additional responsibilities or devote unforeseen additional resources to the commercialization of this product, or

    - result in the termination of the commercialization of this product, and the resulting disruption of our business could have a material adverse effect on our results of operations.

    WE FACE SUBSTANTIAL COMPETITION, WHICH MAY RESULT IN OTHERS DISCOVERING, DEVELOPING OR COMMERCIALIZING COMPETING PRODUCTS BEFORE OR MORE SUCCESSFULLY THAN WE DO

    Competition from competitors' medical devices that diagnose cardiac disease is intense and likely to increase. Our success will depend on our ability to develop products and apply our technology and our ability to establish and maintain a market for our products. We compete with manufacturers of electrocardiogram stress tests, the conventional method of diagnosing ischemic heart disease, as well as with manufacturers of other invasive and non-invasive tests, including EP testing, electrocardiograms, Holter monitors, ultrasound tests and systems of measuring cardiac late potentials. Many of our competitors and prospective competitors have substantially greater capital resources, name recognition, research and development experience and regulatory, manufacturing and marketing capabilities. Many of these competitors offer broad, well-established product lines and ancillary services not offered by Cambridge Heart. Some of our competitors have long-term or preferential supply arrangements with physicians and hospitals which may act as a barrier to market entry.

    WE OBTAIN CRITICAL COMPONENTS AND SUBASSEMBLIES FOR THE MANUFACTURE OF OUR PRODUCTS FROM A LIMITED GROUP OF SUPPLIERS, AND IF OUR SUPPLIERS FAIL TO MEET OUR REQUIREMENTS, WE MAY BE UNABLE TO MEET CUSTOMER DEMAND AND OUR CUSTOMER RELATIONSHIPS WOULD SUFFER

    We do not have long-term contracts with our suppliers. Our dependence on a single supplier or limited group of smaller suppliers for critical components and subassemblies exposes us to several risks, including:

    - a potential for interruption, or inconsistency in the supply of components or subassemblies, leading to backorders and product shortages,

    - a potential for inconsistent quality of components or subassemblies supplied, leading to reduced customer satisfaction or increased product costs, and

    - inconsistent pricing.

Disruption or termination of the supply of these components and subassemblies could cause delays in the shipment of our products, resulting in potential damage to our customer relations and reduced revenue. From time to time in the past, we have experienced temporary difficulties in receiving timely shipment of key components from our suppliers. We can give no assurance that we would be able to identify and qualify additional suppliers of critical components and subassemblies in a timely manner. Further, a significant increase in the price of one or more key components or subassemblies included in our products could seriously harm our results of operations.

          RISKS RELATED TO THE MARKET FOR CARDIAC DIAGNOSTIC EQUIPMENT

    WE COULD BE EXPOSED TO SIGNIFICANT LIABILITY CLAIMS IF WE ARE UNABLE TO OBTAIN INSURANCE AT ACCEPTABLE COSTS AND ADEQUATE LEVELS OR OTHERWISE PROTECT OURSELVES AGAINST POTENTIAL PRODUCT LIABILITY CLAIMS

    The testing, manufacture, marketing and sale of medical devices entails the inherent risk of liability claims or product recalls. Although we maintain product liability insurance in the United States and in other countries in which we conduct business, including clinical trials and product marketing and sales, such coverage may not be adequate. Product liability insurance is expensive and in the future may not be available on acceptable terms, if at all. A successful product liability claim or product recall could inhibit or prevent commercialization of the CH 2000 and the Heartwave systems, or cause a significant financial burden on Cambridge Heart, or both, and could have a material adverse effect on our business, financial condition, and ability to market the both systems as currently contemplated.

    WE MAY NOT BE ABLE TO MAINTAIN ADEQUATE LEVELS OF THIRD-PARTY REIMBURSEMENT

    Our revenues currently depend and will continue to depend, to a significant extent, on sales of our Heartwave and CH 2000 systems. Our ability to successfully commercialize these systems depends in part on maintaining adequate levels of third-party reimbursement for use of these systems. The amount of reimbursement in the United States that is available for clinical use of the Microvolt T-Wave Alternans Test may vary. In the United States, the cost of medical care is funded, in substantial part, by government insurance programs, such as Medicare and Medicaid, and private and corporate health insurance plans. Third-party payers may deny reimbursement if they determine that a prescribed device has not received appropriate FDA or other governmental regulatory clearances, is not used in accordance with cost-effective treatment methods as determined by the payer, or is experimental, unnecessary or inappropriate. Our ability to commercialize the Heartwave and CH 2000 systems successfully will depend, in large part, on the extent to which appropriate reimbursement levels for the cost of performing a Microvolt T-Wave Alternans Test continue to be available from government authorities, private health insurers and other organizations, such as health maintenance organizations. We do not know whether the reimbursement level in the United States for the Microvolt T-Wave Alternans Test will increase in the future or that reimbursement amounts will not reduce the demand for, or the price of, the Heartwave and CH 2000 systems. The inadequacy of the reimbursement for Microvolt T-Wave Alternans Tests using the Heartwave and CH 2000 systems could have a material adverse effect on our business.

    WE MAY NOT BE ABLE TO OBTAIN OR MAINTAIN PATENT PROTECTION FOR OUR PRODUCTS

    Our success will depend, in large part, on our ability to develop patentable products, enforce our patents and obtain patent protection for our products both in the United States and in other countries. However, the patent positions of medical device companies, including Cambridge Heart, are generally uncertain and involve complex legal and factual questions. We can give no assurance that patents will issue from any patent applications we own or license or that, if patents do issue, the claims allowed will be sufficiently broad to protect our proprietary technology. In addition, any issued patents we own or license may be challenged, invalidated or circumvented, and the rights granted under issued patents may not provide us with competitive advantages. We also rely on unpatented trade secrets to protect our proprietary technology, and we can give no assurance that others will not independently develop or otherwise acquire substantially equivalent techniques, or otherwise gain access to our proprietary technology, or disclose such technology or that we can ultimately protect meaningful rights to such unpatented proprietary technology.

    OTHERS COULD CLAIM THAT WE INFRINGE THEIR INTELLECTUAL PROPERTY RIGHTS

    Our commercial success will depend in part on our neither infringing patents issued to others nor breaching the licenses upon which our products might be based. We have licensed significant technology and patents from third parties, including patents and technology relating to Microvolt T-Wave Alternans and cardiac electrical imaging licensed from The Massachusetts Institute of Technology. Our licenses of patents and patent applications impose various commercialization, sublicensing, insurance, royalty and other obligations on our part. If we fail to comply with these requirements, licenses could convert from being exclusive to nonexclusive in nature or could terminate.

    WE COULD BECOME INVOLVED IN LITIGATION OVER INTELLECTUAL PROPERTY RIGHTS

    The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights. Litigation, which would likely result in substantial cost to us, may be necessary to enforce any patents issued or licensed to us and/or to determine the scope and validity of others' proprietary rights. In particular, our competitors and other third parties hold issued patents and are assumed to hold pending patent applications, which may result in claims of infringement against us or other patent litigation. We also may have to participate in interference proceedings declared by the

United States Patent and Trademark Office, which could result in substantial cost, to determine the priority of inventions. Furthermore, we may have to participate at substantial cost in International Trade Commission proceedings to abate importation of products, which would compete unfairly with our products.

    IF WE ARE NOT ABLE TO KEEP OUR TRADE SECRETS CONFIDENTIAL, OUR TECHNOLOGY AND INFORMATION MAY BE USED BY OTHERS TO COMPETE AGAINST US

    We rely on unpatented trade secrets to protect our proprietary technology. We can give no assurance that others will not independently develop or acquire substantially equivalent technologies or otherwise gain access to our proprietary technology or disclose such technology or that we can ultimately protect meaningful rights to such unpatented proprietary technology. We rely on confidentiality agreements with our collaborators, employees, advisors, vendors and consultants. We may not have adequate remedies for any breach by a party to these confidentiality agreements. Failure to obtain or maintain patent and trade secret protection, for any reason, could have a material adverse effect on us.

                         RISKS RELATED TO THE OFFERING

    OUR STOCK PRICE COULD BE VOLATILE, WHICH COULD CAUSE YOU TO LOSE ALL OR PART OF YOUR INVESTMENT.

    The stock market has, from time to time, experienced extreme price and volume fluctuations. The market prices of the securities of medical-device companies have been especially volatile, including fluctuations that are often unrelated to the operating performance of the affected companies. Broad market fluctuations of this type may adversely affect the market price of our common stock.

    The market price of our common stock has experienced, and may continue to be subject to volatility due to a variety of factors, including:

    - public announcements concerning us, our competitors or of the medical device industry;

    - fluctuations in operating results;

    - introductions of new products or services by us or our competitors;

    - changes in analysts' earnings estimates; and

    - announcements of technological innovations.

    In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were the object of securities class action litigation, we could incur substantial costs and experience a diversion of our management's attention and resources and such securities class action litigation could have a material adverse effect on our business, financial condition and results of operations.

    A THIRD PARTY COULD BE PREVENTED FROM ACQUIRING YOUR SHARES OF STOCK AT A PREMIUM TO THE MARKET PRICE BECAUSE OF OUR ANTI-TAKEOVER PROVISIONS.

    Various provisions of our certificate of incorporation, by-laws and Delaware law could make it more difficult for a third party to acquire us, even if doing so might be beneficial to you and our other stockholders.

    THE FUTURE SALE OF SHARES OF OUR COMMON STOCK MAY NEGATIVELY AFFECT OUR STOCK PRICE.

    If our stockholders sell substantial amounts of our common stock, including shares issuable upon the exercise of outstanding warrants and options, following this offering, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

    This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk Factors", that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

                                USE OF PROCEEDS

    We will not receive any proceeds from the sale of shares by the selling stockholders.

    The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

                              SELLING STOCKHOLDERS

    We issued the shares of common stock covered by this prospectus, and the warrants pursuant to which shares of common stock covered by this prospectus are issuable, in a private placement. The following table sets forth, to our knowledge, certain information about the selling stockholders as of January 15, 2002.

    Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Shares of common stock issuable under the warrants that are exercisable within 60 days after January 15, 2002 are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

                                       SHARES OF COMMON STOCK                       SHARES OF COMMON STOCK
                                      BENEFICIALLY OWNED PRIOR      NUMBER OF         TO BE BENEFICIALLY
                                            TO OFFERING              SHARES        OWNED AFTER OFFERING(1)
                                      ------------------------   OF COMMON STOCK   ------------------------
NAME OF SELLING STOCKHOLDER             NUMBER      PERCENTAGE    BEING OFFERED      NUMBER      PERCENTAGE
---------------------------           -----------   ----------   ---------------   -----------   ----------
The Tail Wind Fund, Ltd.............   1,963,004(2)    9.9%          357,500(3)     1,633,814(4)    8.2%
Aberdeen Strategic Capital Ltd......     304,842       1.6%          223,600           81,242         *
SG Partners, L.P....................     217,280       1.1%          132,080           85,200         *
Other selling stockholders (17
  persons, each of whom owns less
  than 1% of the outstanding common
  stock)............................   1,131,833(5)    5.7%          881,950(6)       249,883(7)    1.3%

------------------------

*   Less than one percent.

(1) We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders might not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders. Percentage ownership is based on 19,330,125 shares outstanding as of January 15, 2002.

(2) Subject to the ownership limitation described below, Tail Wind owns a total of 1,991,314 shares of common stock (the sum of (i) 1,401,425 shares of common stock held by Tail Wind, (ii) 459,770 shares of common stock into which warrants are exercisable which were issued to Tail Wind on December 28, 2001 (iii) 130,119 shares of common stock into which warrants are exercisable which were previously issued to Tail Wind. In accordance with Rule 13d-4 under the Securities Exchange Act of 1934, as amended, because the number of shares for which the warrants issued on December 28, 2001 are exercisable is limited, pursuant to the terms of the warrants, to that number of shares which would result in Tail Wind having beneficial ownership of 9.9% of the total number of the outstanding shares of common stock, Tail Wind disclaims beneficial ownership of any and all shares which would cause its beneficial ownership to exceed this 9.9% limitation. Therefore, based upon 19,330,125 shares of common stock outstanding as of January 15, 2002, The Tail Wind Fund, Ltd. beneficially owns 1,963,004 shares and disclaims beneficial ownership of 28,310 shares.

(3) Includes 82,500 shares of common stock issuable to The Tail Wind Fund, Ltd. within 60 days of January 15, 2002 pursuant to the exercise of warrants.

(4) Includes 507,389 shares of common stock issuable to The Tail Wind
    Fund, Ltd. within 60 days of January 15, 2002 pursuant to the exercise of warrants.

(5) Includes 615,255 shares of common stock issuable within 60 days of January 15, 2002 pursuant to the exercise of warrants.

(6) Includes 568,040 shares of common stock issuable within 60 days of January 15, 2002 pursuant to the exercise of warrants.

(7) Includes 47,215 shares of common stock issuable within 60 days of January 15, 2002 pursuant to the exercise of warrants.

                          DESCRIPTION OF CAPITAL STOCK

    COMMON STOCK

    We are authorized to issue 50,000,000 shares of common stock, $.001 par value per share. As of January 15, 2001, there were 19,330,125 shares of common stock outstanding, held of record by approximately 138 stockholders. Our common stock is traded on the Nasdaq National Market under the symbol CAMH. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor, subject to a preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of Cambridge Heart, the holders of common stock are entitled to receive ratably the net assets of Cambridge Heart available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

    Pursuant to the terms of a purchase agreement dated June 8, 1999 between Cambridge Heart and a group of investors led by The Tail Wind Fund Ltd., and referred to in this prospectus as the 1999 Tail Wind investors, we sold an aggregate of 952,380 shares of our common stock to the 1999 Tail Wind investors at a price of $5.25 per share.

    Pursuant to the terms of the subscription agreements dated October 5, 1999, October 25, 1999 and January 11, 2000 between Cambridge Heart and each of the several investors introduced to us by Sunrise Securities Corp., we sold an aggregate of 2,116,347 shares of our common stock to the Sunrise investors at a price of $3.50 per share.

    Pursuant to the terms of the subscription agreements dated September 9, 2000 between Cambridge Heart and each of several additional investors introduced to us by Sunrise Securities Corp., we sold an aggregate of 2,390,000 shares of our common stock to the additional Sunrise investors at a price of $3.50 per share.

    Pursuant to the terms of a purchase agreement dated December 21, 2001 between Cambridge Heart and The Tail Wind Fund Ltd. and Robert Khederian, referred to in this prospectus as the 2001 Tail Wind investors, we sold an aggregate of 1,580,459 shares of our common stock to the 2001 Tail Wind investors at a price of $1.74 per share. In addition, we granted the 2001 Tail Wind investors the right, prior to one year from the date of this prospectus, to participate in any capital raising transaction by Cambridge Heart excluding a public offering with total proceeds exceeding $40 million and offerings in connection with a strategic business partnership approved by the Board of Directors.

    WARRANTS

    THE TAIL WIND WARRANTS. As part of the purchase agreement between Cambridge Heart and the 1999 Tail Wind investors, we issued warrants that expire on June 9, 2003 to purchase 95,238 shares of our common stock at an exercise price per share of $7.22. In October 1999, in connection with an additional private placement of our common stock, the per share exercise price of these warrants was adjusted downward to $3.71 in accordance with the adjustment provisions contained in these warrants and described below. As of January 15, 2002, warrants for the purchase of 28,571 shares of common stock issued to the Tail Wind investors have been exercised. The per share exercise price of the warrants issued to the Tail Wind investors is subject to adjustment in certain events including but not limited to the following:

    - if we declare a dividend or make any distribution to shareholders payable in common stock, subdivide or combine our common stock or reclassify of our common stock; or

    - merger, consolidation or reorganization of Cambridge Heart or the sale of substantially all of our assets.

    As part of the purchase agreement dated December 21, 2001 between Cambridge Heart and the 2001 Tail Wind investors, we issued warrants that expire on December 21, 2007 to purchase 632,184 shares of our common stock at an exercise price per share of $2.28. As of January 15, 2002, none of the warrants issued to the 2001 Tail Wind investors has been exercised. The per share exercise price of the warrants issued to the 2001 Tail Wind investors is subject to adjustment in certain events including but not limited to the following:

    - if we declare a dividend or make any distribution to shareholders payable in common stock, subdivide or combine our common stock or reclassify of our common stock;

    - merger, consolidation or reorganization of Cambridge Heart or the sale of substantially all of our assets; or

    - until December 21, 2003, if we sell any shares of our common stock at a price per share less than exercise price per share of the warrants issued to the 2001 Tail Wind investors, the per share exercise price of the warrants issued to the 2001 Tail Wind investors will be reduced to that lower price.

    THE SUNRISE WARRANTS.  As part of the subscription agreements dated
October 5, 1999, October 25, 1999 and January 11, 2000 between Cambridge Heart and the Sunrise investors, and the sale agency agreement dated August 16, 1999 between Cambridge Heart and Sunrise Securities Corp., we issued warrants that expire on October 5, 2004, October 25, 2004 and January 11, 2005 for the purchase of 290,412, 12,857 and 120,000 shares of our common stock, respectively, at a per share exercise price of $3.50. As part of the fee paid to Sunrise Securities Corp., we issued warrants that expire on October 5, 2004, October 25, 2004 and January 11, 2005 for the purchase of an aggregate of 151,305 shares of our common stock at a per share price of $4.20. As of January 15, 2002, warrants for the purchase of 439,013 shares of common stock issued to the Sunrise investors have been exercised.

    As part of the subscription agreements dated September 9, 2000 between Cambridge Heart and the additional Sunrise investors, and the sales agency agreement dated September 6, 2000 between Cambridge Heart and Sunrise Securities Corp., we issued warrants that expire on September 14, 2005 for the purchase of 717,000 shares of our common stock at a per share exercise price of $3.50. As part of the fee paid to Sunrise Securities Corp., we issued warrants that expire on September 14, 2005 for the purchase of 143,400 shares of our common stock at a per share exercise price of $4.20. As of January 15, 2002, warrants for the purchase of 209,860 shares of common stock issued to the additional Sunrise investors have been exercised.

    The per share exercise price of the warrants issued to the Sunrise investors is subject to adjustment in certain events including but not limited to the following:

    - if we declare a dividend or make any distribution to our shareholders payable in stock or other securities convertible into stock, subdivide or combine our common stock or reclassify of our common stock; or

    - merger, consolidation or reorganization of Cambridge Heart or the sale of substantially all of our assets.

    PREFERRED STOCK

    Our certificate of incorporation authorizes us to issue up to 2,000,000 shares of preferred stock, of which there are currently no shares outstanding. Under the terms of our certificate of incorporation, the board of directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue such shares of preferred stock in one or more series. Each such series of preferred stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the board of directors.

    The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third part to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of Cambridge Heart. We have no present plans to issue any shares of preferred stock.

    REGISTRATION RIGHTS

    As part of our issuances of common stock and warrants to the 1999 Tail Wind investors on June 8, 1999 we agreed to register the 952,380 shares of common stock purchased by the Tail Wind investors and the 95,238 shares of common stock issuable upon exercise of the warrants issued to the Tail Wind investors. We registered these shares with the Securities and Exchange Commission in July 1999.

    As part of our issuances of common stock and warrants to the Sunrise investors on October 5, 1999, October 25, 1999 and January 11, 2000 we agreed to register the 2,116,347 shares of common stock purchased by the Sunrise investors and the 571,413 shares of common stock issuable upon exercise of the warrants issued to the Sunrise investors and to Sunrise Securities Corp. In
December 1999 we registered (i) the 1,516,347 shares of common stock purchased by the Sunrise investors in October 1999, (ii) the 409,413 shares of common stock issuable to the Sunrise investors and Sunrise Securities Corp. upon the exercise of the warrants issued in October 1999 and (iii) the 529,849 shares issued to the Tail Wind investors on October 5, 1999 and October 25, 1999 pursuant to the anti-dilution provisions of the purchase agreement dated
June 8, 1999. In October 2000, we reregistered 17,850 shares issued in the October 1999 private placement. In February 2000, we registered (i) the 600,000 shares of our common stock purchased by a Sunrise investor in January 2000 and
(ii) the 165,161 shares of our common stock issuable to the Sunrise investor and Sunrise Securities Corp. upon the exercise of warrants issued in January 2000.

    As part of our issuances of common stock and warrants to the additional Sunrise investors on September 14, 2000, we agreed to register the 2,390,000 shares of common stock purchased by the additional Sunrise investors and the 860,400 shares of common stock issuable upon the exercise of warrants issued to the additional Sunrise investors and to Sunrise Securities Corp. We registered these shares with the Securities and Exchange Commission in October 2000.

    As part of our issuances of common stock and warrants to the 2001 Tail Wind investors on December 21, 2001 we agreed to register the 1,580,459 shares of common stock purchased by the 2001 Tail Wind investors and the 632,184 shares of common stock issuable upon exercise of the warrants issued to the 2001 Tail Wind investors. We registered these shares with the Securities and Exchange Commission in January 2002.

    DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

    We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is (i) a person who, together with affiliates and associates, owns 15% or more of the corporation's voting stock or (ii) is an affiliate or associate of Cambridge Heart and was the owner, together with affiliates and associates of 15% or more of our outstanding voting stock at any time within the 3-year period prior to the date for determining whether such person is "interested".

    Our certificate of incorporation provides for the division of our board of directors into three classes as nearly equal in size as possible with staggered three-year terms. In addition, our certificate of incorporation provides that directors may be removed only for cause by the affirmative vote of the holders of two-third of the shares of capitals stock of the corporation entitled to vote. Under our certificate of incorporation, any vacancy on our board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office. The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of Cambridge Heart.

    Our certificate of incorporation also provides that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. Our certificate of incorporation further provides that special meetings of our stockholders may only be called by the chairman of the board of directors, by our chief executive officer or by our board of directors. Under our by-laws, in order for any matter to be considered properly brought before a meeting, a stockholder must comply with certain requirements regarding advance notice to Cambridge Heart. The foregoing provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders' meeting, and not by written consent.

    The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our certificate of incorporation and by-laws require the affirmative vote of the holders of at least 75% of our shares of capital stock issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior two paragraphs.

    Our certificate of incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, our certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

                              PLAN OF DISTRIBUTION

    The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

    - purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

    - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

    - block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    - an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

    - in privately negotiated transactions; and

    - in options transactions.

    In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

    To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

    In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

    In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

    In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

    At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

    We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

    We have agreed with the selling stockholders to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the Registration Statement or (ii) the selling stockholders become eligible to resell the shares covered by this prospectus pursuant to Rule 144(k) under the securities act.

                                 LEGAL MATTERS

    The validity of the shares offered by this prospectus has been passed upon by Hale and Dorr LLP.

                                    EXPERTS

    The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.

    This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The SEC requires us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all the shares covered by this prospectus.

    (1) Our Annual Report on Form 10-K for the year ended December 31, 2001;

    (2) Our Current Report on Form 8-K dated January 2, 2002;

    (3) All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and

    (4) The description of our common stock contained in our Registration Statement on Form 8-A dated July 10, 1996, including any amendment or reports filed for the purpose of updating such description.

    You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

       Cambridge Heart, Inc.
       1 Oak Park Drive
       Bedford, Massachusetts 01730
       Attention: Robert B. Palardy
       Telephone: (781) 271-1200

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Cambridge Heart, Inc. (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Filing Fee--Securities and Exchange Commission..............  $ 3,305(1)
Legal fees and expenses.....................................  $ 5,000
Accounting fees and expenses................................  $ 5,000
Miscellaneous expenses......................................  $ 1,695
                                                              -------
    Total Expenses..........................................  $15,000
                                                              =======

------------------------

(1) A Registration Fee of $3,305 was previously paid in connection with the initial filing of the registration statement on September 29, 2000.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Cambridge Heart, Inc. has included such a provision in its Certificate of Incorporation.

    Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

    Article EIGHTH of the registrant's Amended and Restated Certificate of Incorporation provides that no director of the registrant shall be personally liable to the registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

    Article NINTH of the registrant's Amended and Restated Certificate of Incorporation provides that the registrant shall indemnify (a) each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the registrant), by reason of the fact that he is or was, or has agreed to become, a director or officer of the registrant, or is or was serving, or has agreed to serve, at the request of the registrant, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the registrant to procure a judgment in its favor by reason of the fact that he is or was, or has agreed to become, a director or officer of the registrant, or is or was serving, or has agreed to serve, at the request of the registrant, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that an Indemnitee has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he will be indemnified by the registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to an Indemnitee at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

    Indemnification is required to be made unless the registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the registrant notice of the action for which indemnity is sought and the registrant has the right to participate in such action or assume the defense thereof.

    Article NINTH of the registrant's Amended and Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law statute is amended to expand the indemnification permitted to the registrant's directors or officers must indemnify those persons to the fullest extent permitted by such law as so amended.

    The registrant has purchased directors' and officers' liability insurance that would indemnify its directors and officers against damages arising out of certain kinds of claims that might be made against them based on their negligent acts or omissions while acting in their capacity as such.

ITEM 16.  EXHIBITS

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
       4.1*             Amended and Restated Certificate of Incorporation of the
                        Registrant

       4.2**            Certificate of Amendment of Amended and Restated Certificate
                        of Incorporation of the Registrant

       4.3*             By-laws of the Registrant

       5.1***           Opinion of Hale and Dorr LLP

      23.1              Consent of PricewaterhouseCoopers LLP

      23.2              Consent of Hale and Dorr LLP

      24.1****          Power of Attorney

------------------------

   * Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant's Registration Statement on Form S-1, as amended (File No. 333-04879) and incorporated herein by reference.

  ** Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant's Annual Report on Form 10-K for the year ended
     December 31, 2001 filed on March       , 2002.

 *** Previously filed with the Securities and Exchange Commission as
     Exhibit 5.1 to the Registrant's Registration Statement on Form S-2 (File No. 333-46988) and incorporated herein by reference.

**** Previously filed with the Securities and Exchange Commission on the signature page to the Registrant's Registration Statement on Form S-2 (File No. 333-46988).

ITEM 17.  UNDERTAKINGS.

    ITEM 512(A) OF REGULATION S-K. The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

        (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

    (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    ITEM 512(B) OF REGULATION S-K. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    ITEM 512(H) OF REGULATION S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No.1 on Form S-3 to the Registration Statement on Form S-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Bedford, Commonwealth of Massachusetts, on April 5, 2002.

                                                       CAMBRIDGE HEART, INC.

                                                       By:        /s/ DAVID A. CHAZANOVITZ
                                                                  ----------------------------------------
                                                                  David A. Chazanovitz
                                                                  CHIEF EXECUTIVE OFFICER

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                    TITLE                      DATE
                      ---------                                    -----                      ----
              /s/ DAVID A. CHAZANOVITZ                 President, Chief Executive
     -------------------------------------------       Officer and Director
                David A. Chazanovitz                   (Principal executive officer)   April 5, 2002

                /s/ ROBERT B. PALARDY                  Chief Financial Officer
     -------------------------------------------       (Principal financial and
                  Robert B. Palardy                    accounting officer)             April 5, 2002

                          *
     -------------------------------------------       Chairman of the Board of
                  Daniel M. Mulvena                    Directors                       April 5, 2002

                          *
     -------------------------------------------       Director
                  Maren D. Anderson                                                    April 5, 2002

                          *
     -------------------------------------------       Director
                  Richard J. Cohen                                                     April 5, 2002

     -------------------------------------------       Director
                 Robert P. Khederian                                                   April 5, 2002

                          *
     -------------------------------------------       Director
                  Jeffrey J. Langan                                                    April 5, 2002

*By:                  /s/ ROBERT B. PALARDY
             --------------------------------------
                        Robert B. Palardy
                       as attorney-in-fact

                                 EXHIBIT INDEX

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
       4.1*             Amended and Restated Certificate of Incorporation of the
                        Registrant

       4.2**            Certificate of Amendment of Amended and Restated Certificate
                        of Incorporation of the Registrant

       4.3*             By-laws of the Registrant

       5.1***           Opinion of Hale and Dorr LLP

      23.1              Consent of PricewaterhouseCoopers LLP

      23.2              Consent of Hale and Dorr LLP

      24.1****          Power of Attorney

------------------------

   * Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant's Registration Statement on Form S-1, as amended (File No. 333-04879) and incorporated herein by reference.

  ** Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant's Annual Report on Form 10-K for the year ended
     December 31, 2001 filed on March       , 2002.

 *** Previously filed with the Securities and Exchange Commission as
     Exhibit 5.1 to the Registrant's Registration Statement on Form S-2 (File No. 333-46988) and incorporated herein by reference.

**** Previously filed with the Securities and Exchange Commission on the signature page to the Registrant's Registration Statement on Form S-2 (File No. 333-46988).